Exhibit 10.01

October 21, 2013

Drew Del Matto

Dear Drew,

I am pleased to offer you the opportunity to participate in a Retention Bonus Program (the “Bonus) on the basis of your contributions in support of the company during the Bonus Period described below. The terms and conditions of the Retention Bonus Program are set forth below.

Bonus Amount.  The Bonus Amount is $100,000, less required taxes and withholding. The Bonus Amount will only be earned if you meet the Bonus Eligibility requirements described below and if you are actively employed by Symantec through the close of business on the last day of the Bonus Period. If you are on a leave of absence, the Bonus Amount will be prorated based on the duration of the leave.

Bonus Period.  The Bonus Period commences on October 8, 2013 and ends on October 7, 2014.

Timing of Payment.  The Bonus Amount will be paid in a lump sum, less required taxes and withholding, as soon as practicable after the payroll run for your region which follows the last day of the Bonus Period and in no event later than 2.5 months from the last day of the Bonus Period.

Bonus Eligibility.  To be eligible for the Bonus, you must continue to remain an active employee of Symantec and maintain the department standards of performance until the end of the last day of the Bonus Period. If you voluntarily resign or if you are terminated for cause during the Bonus Period, you will not be eligible for the Bonus.

Please note that this letter is not to be construed as contract for a term of employment and does not otherwise alter the at-will nature of your employment with Symantec.

I appreciate your dedication and commitment to Symantec.

Sincerely,

Steve Bennett

President & CEO

I agree to the above terms and conditions

/S/ ANDREW DEL MATTO
Signature and Date

Please keep a copy of this letter and return the signed document to Karen Fuhr